EXHIBIT 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES ADDITIONAL $500 MILLION COMMON STOCK
REPURCHASE AUTHORIZATION
LAKE FOREST, Calif.—Apr. 3, 2008—Western Digital Corp. (NYSE: WDC) today announced authorization of a $500 million increase in its common stock repurchase program.
     Since May 2004, under previous authorizations totaling $250 million, the company has repurchased approximately 16.57 million shares at an average price of $14.94 per share for approximately $247.5 million. The $500 million increase in the repurchase authorization under the common stock repurchase program is effective immediately and extends the program by five years. The amount of purchases will depend on market conditions and corporate considerations. Share repurchases will be made on the open market.
     “We continue to believe that Western Digital’s stock is a compelling investment, based on our strengthened business model, our strategy and the industry’s strong growth prospects,” said John Coyne, WD president and chief executive officer. “Our sustained strong performance continues to generate substantial free cash flow even while we continue to invest in our technology, operations and integration of the recently-acquired

Komag media operations into our business. The additional authorization reflects our confidence in the company’s financial strength, its future and our commitment to enhancing shareholder value.”
     As reported in the company’s Form 10-Q filed with the SEC for our second fiscal quarter ended December 28, 2007, as of February 1, 2008, the company had approximately 222 million shares outstanding. The company may suspend or discontinue the stock repurchase program at any time.
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage applications.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release contains forward-looking statements, including statements relating to WD’s expectations regarding its cash flow generation and the growth prospects for the hard drive industry, and WD’s belief that the repurchase of its common stock represents a compelling investment. The forward-looking statements are based on WD’s current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including related to: supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and the expansion into new hard drive markets; business conditions and growth in the desktop, mobile PC, enterprise, consumer electronics and external hard drive markets; pricing trends and fluctuations in average selling prices; failure to continue to integrate WD’s media and head technologies; changes in the availability and cost of commodity materials and product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on February 5, 2008, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. in the U.S. and other countries.